EXHIBIT 10.5


Description of the Proposed Preferred Offering Subject to Market Conditions and Company Performance Prior to Funding:


Amount: $3.0 - $6.0 Million plus value of Notes Offering conversion

Description of Preferred: The 8% Preferred  Series E shares will have a value of
                          $5.00, and will include the holders option to convert into shares of the Company's common stock. The Series E will receive 50% warrant coverage on their principal amount at an exercise price of 2x the Preferred Series E conversion price.

Conversion Price:         40%  discount  of the lowest  closing  sale price for
                          the five day period prior to the initial closing date with a $0.50 floor.

Conversion:               Series  E  Preferred:  If  greater  than  50%  of the
                          Series E Preferred remains outstanding, such shares shall be automatically converted into common shares of the Company upon registration without restriction of the common stock underlying the Series E and when;

                          1)    the  closing  sale  price  for  the   Company's
                              common stock is above $5.00 for 20 consecutive trading days, and,

                          2) the average volume of the Company's common stock on the NASDAQ exchange is greater than 500,000 shares for 30 consecutive trading days.

                          As promptly as practicable after the closing of the Preferred Offering ($3.0 million - $6.0 million plus value of the Notes Offering conversion), the Company will file a registration statement with the Securities and Exchange Commission indicating its intention to register the common shares underlying the Series E Preferred, including shares of Series E issued upon conversion of the Notes, and shall use its best efforts to process such application to effectiveness within sixty days.

                          Series C & D Preferred: The holders of the Series C & D shall execute an agreement which converts such principal investment, plus accrued dividends, into the Series E Preferred upon the closing of the Preferred Offering, such that at least $5 million net is received by the Company from the Financing on terms that are acceptable to the Series C & D and the Company.



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Terms of the Offering:    The Offering shall terminate 60 days  from the date of
                          the  Offering  Materials,   subject  to  one  or  more
                          extensions upon the mutual agreement of the placement Agent and the Company.

Performance Targets:      Exhibit  A  indicates certain  year  end  Revenue  and
                          EBITDA  benchmarks  for 2002 and  2003.  In the  event
                          V-ONE attains both revenue and EBITDA targets for 2002
                          and  2003,   management   shall   receive   additional
                          incentive in the form of options an amount to be approved by the Board of Directors.

Anti-Dilution             The conversion  price of shares of Preferred Stock is
Provisions:               subject   to   adjustment   in  the   event  (i)  any
                          subdivision  of  combination  of  V-ONE's  outstanding
                          Common Stock, or (ii) any distribution by V-ONE of (a) a stock dividend, or (b) assets (other than cash dividends payable out of remained earnings) to holders of Common Stock.

                          Until converted into common stock, the conversion price of shares and dividends accrued of Preferred Stock will also be adjusted, on a "full ratchet" basis (i.e. the full principal amount of the Series E plus interest divided by any funding amount issued at a per share lower than the conversion price of the Series E) for the first 24 months following the Offering and on a weighted average basis thereafter, upon V-ONE's issuance of additional shares of Common Stock (or warrants or rights to purchase Common Stock or securities convertible into Common Stock) for a consideration per share which is less than the conversion price of shares of Preferred Stock.

Liquidation Preference    If in the event of any sale,  merger,  liquidation or
/ Additional Funding:     winding  up of V-ONE  the  holders  of the  Preferred
                          Stock will be  entitled  to  receive  $10.00 per share
                          prior  and in  preference  to the  holders  of  Common
                          Stock.  The holders of the Preferred  stock may choose
                          by 75 percent vote to treat a merger of V-ONE in which
                          V-ONE is not the surviving  entity or a sale of all or
                          substantially  all of V-ONE's  assets as a liquidation
                          or  winding  up  for  purposes  of  this   liquidation
                          preference  if (i)  the  amount  of the  consideration
                          received would be less than the amount of the holders'
                          liquidation   preference  or  (ii)  the  consideration
                          consists solely or in part of securities that are not readily marketable. The holders rights shall survive should the company procure any additional funding.




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Voting Rights:            The  holders of  Preferred  Stock shall be entitle to
                          one vote per share of common Stock issuable upon conversion of the Preferred Shares as of the record date for any such vote on all matters submitted to a vote of stockholders of V-ONE and the holders of Preferred shares shall vote as a single class with the holders of Common Stock on all matters, except as otherwise required under applicable law.

Board of Directors:       The Board shall number 7. The Series E Preferred shall
                          have the right to appoint one (1) director to the Board and one (1) Observer the Board. Should the company fail to meet the projections in Exhibit A, Joseph Gunnar & Co, LLC will have the right to add one additional observer (non-voting) member of the Board.

Covenants:                Restrictive covenants detailed in the Agency Agreement
                          shall include typical limitations on indebtedness, liens, investments, dividends, change of business, issuance of capital stock and/or options, and change of control, mergers, consolidations and acquisitions.